UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

AMERICAN NATIONAL INSURANCE COMPANY
(Exact Name of Registrant as Specified in its Charter)

Texas	74-0484030
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)
One Moody Plaza
Galveston, Texas 77550-7999
(Address, including zip code, of principal executive offices)
American National Insurance Company Amended and Restated 1999 Stock and Incentive Plan
(Full title of the plan)
J. Mark Flippin
Secretary
One Moody Plaza, 8th Floor
Galveston, Texas 77550-7990
(409) 763-5242
(Name, address and telephone number, including area code, of agent for service)
Copy to:
Gregory S. Garrison
Sean A. Monticello
Greer, Herz & Adams, L.L.P.
One Moody Plaza, 18th Floor
Galveston, Texas 77550-7990
(409) 797-3200

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☑	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Securities to be	Amount to be	Offering Price Per	Aggregate Offering	Amount of Registration
Registered	Registered (1)	Share (3)	Price (3)	Fee
Common Stock, $1.00 par value	2,900,000 shares (2)	$78.34	$227,186,000	$12,676.98

1.	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this Registration Statement shall also cover any additional shares of the Registrant’s Common Stock that become issuable under the above-referenced plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that increases the number of the Registrant’s outstanding shares of Common Stock.

2.	Represents shares of the Registrant’s Common Stock issuable in connection with awards granted under the above-referenced plan.

3.	Estimated solely for purposes of calculating the registration fee. This estimate has been computed in accordance with rule 457(c) and (h)(1) and is calculated based upon the average of the high and low sales prices of the Common Stock of American National Insurance Company on July 15, 2009, as quoted on the NASDAQ Global Select Market.

PART I
     The document(s) containing the information specified in Part I will be sent or given to employees as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not being filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. Such documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
ITEM 3. INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.
     American National Insurance Company (the “Registrant”) incorporates herein by reference the Registration Statement on Form 10 filed with the Commission on July 1, 2009 pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including the description of the Registrant’s Common Stock contained therein.
     All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the respective dates of filing of such documents.
     Any statement contained in a document incorporated or deemed incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
ITEM 4. DESCRIPTION OF SECURITIES.
     Not applicable.
ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.
     The legality of the Common Stock offered hereby has been passed upon for the Registrant by Greer, Herz & Adams, L.L.P., Galveston, Texas. Irwin M. Herz, Jr., an advisory director of the Registrant, is a partner of Greer, Herz & Adams, L.L.P. and, as of July 15, 2009, was the beneficial owner of 16,815 shares of Common Stock. Certain attorneys at such law firm also own shares of the Common Stock.
ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.
     Article 1302-7.06 of the Texas Miscellaneous Corporation Laws Act (the “Miscellaneous Laws”) authorizes corporations to include a provision in their articles of incorporation limiting or eliminating the personal liability of directors to corporations or shareholders for monetary damages for an act or omission in the director’s capacity as a director. The Registrant’s Restated and Amended Articles of Incorporation limit the liability of the Registrant’s directors to the fullest extent permitted by the Miscellaneous Laws. Specifically, the Registrant’s directors shall only be liable for:
•	a breach of the director’s duty of loyalty to the Registrant or its shareholders;

•	an act or omission not in good faith that constitutes a breach of duty of the director to the Registrant or an act or omission that involves intentional misconduct or a knowing violation of the law;

•	a transaction from which the director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director’s office; or

•	an act or omission for which the liability of the director is expressly provided by an applicable statute.
     The inclusion of this provision in the Registrant’s Restated and Amended Articles of Incorporation may have the effect of reducing the likelihood of derivative litigation against directors and may discourage or deter shareholders or management from bringing a lawsuit against directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefited the Registrant and its shareholders.
     Article 2.02-1 of the Texas Business Corporation Act (the “TBCA”) provides that a corporation may indemnify any director or officer who was, is or is threatened to be made, a named defendant or respondent in a proceeding because he is or was a director or officer, provided that the director or officer (i) conducted himself in good faith, (ii) reasonably believed (a) in the case of conduct in his official capacity, that his conduct was in the corporation’s best interests or (b) in all other cases, that his conduct was at least not opposed to the corporation’s best interests and (iii) in the case of any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. Subject to certain exceptions, a director or officer may not be indemnified if the person is found liable to the corporation or if the person is found liable on the basis that he improperly received a personal benefit. Under Texas law, reasonable expenses incurred by a director or officer may be paid or reimbursed by the corporation in advance of a final disposition of the proceeding after the corporation receives a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification and a written undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined that the director or officer is not entitled to indemnification by the corporation. Texas law requires a corporation to indemnify an officer or director against reasonable expenses incurred in connection with a proceeding in which he is named a defendant or respondent because he is or was a director or officer if he is wholly successful in defense of the proceeding.
     The Registrant’s Bylaws also require indemnification of the Registrant’s officers and directors, and the advancement to them of expenses in connection with proceedings and claims, to the fullest extent permitted under the TBCA.
     Texas law permits a corporation to purchase and maintain insurance or another arrangement on behalf of any person who is or was a director or officer against any liability asserted against him and incurred by him in such a capacity or arising out of his status as such a person, whether or not the corporation would have the power to indemnify him against that liability under Article 2.02-1 of the TBCA. The Registrant maintains directors’ and officers’ liability insurance policies to cover certain liabilities of directors and officers arising out of claims based on certain acts or omissions by them in their capacity as directors or officers.
ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.
     Shares of the Common Stock have been awarded under the above-referenced plan to the Registrant’s directors and advisory directors and to certain officers and a consultant. Such shares were not registered under the Securities Act but were sold in reliance upon the exemption provided by Section 4(2) of the Securities Act. The shares of Common Stock were acquired for investment purposes only and without a view to distribution. The certificates representing such shares of the Common Stock bear a legend stating that the shares may not be offered, sold or transferred other than pursuant to an effective registration statement under the Securities Act, or pursuant to an applicable exemption from registration. The shares are “restricted” securities as defined in Rule 144 promulgated by the Commission under the Securities Act.
ITEM 8. EXHIBITS.
     The exhibits are listed in the exhibit index which is incorporated herein by reference.
ITEM 9. UNDERTAKINGS.
     The Registrant hereby undertakes:
     (A) (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.
               (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
               (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
          (B) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s Annual Report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
          (C) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
SIGNATURES
     The Registrant. Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Galveston, State of Texas, on July 20, 2009.

AMERICAN NATIONAL INSURANCE COMPANY
By:	/s/ G. Richard Ferdinandtsen
	Name:	G. Richard Ferdinandtsen
	Title:	President and Chief Operating Officer

     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the 20th day of July, 2009.

Signature	Title
/s/ Robert L. Moody Robert L. Moody	Chairman of the Board, Chief Executive Officer and Director

/s/ G. Richard Ferdinandtsen G. Richard Ferdinandtsen	President, Chief Operating Officer and Director

/s/ Stephen E. Pavlicek Stephen E. Pavlicek	Senior Vice President, Chief Financial Officer

/s/ William F. Carlton William F. Carlton	Vice President and Controller

Arthur O. Dummer	Director

Dr. Shelby M. Elliott, D.C.	Director

Frances Anne Moody-Dahlberg	Director

Russell S. Moody	Director

/s/ W.L. Moody, IV W.L. Moody, IV	Director

/s/ Frank P. Williamson Frank P. Williamson	Director

/s/ James D. Yarbrough James D. Yarbrough	Director

EXHIBIT INDEX

Exhibit
Number	Description
4.1	American National Insurance Company Amended and Restated 1999 Stock and Incentive Plan (incorporated by reference to Exhibit 10.2 of the Registrant’s Registration Statement on Form 10-12B filed with the Securities and Exchange Commission on June 2, 2009)

5.1	Opinion of Greer, Herz and Adams, L.L.P. re: legality

23.1	Consents of experts and counsel

(a) KPMG LLP

(b) Greer, Herz and Adams, L.L.P. (included as part of Exhibit 5.1)